Exhibit 99.1

For Immediate Release

Famed Erlangen University Medical School Orders a BSD-2000/3D/MR

SALT LAKE CITY—July 25, 2007— BSD Medical Corp. (AMEX: BSM) today announced that the Department of Radiation Oncology of the Erlangen University Medical School has placed an order for a BSD 2000/3D/MR, a deep regional hyperthermia system with integrated MR imaging. Erlangen University Hospital is at the forefront of international medical research and also plays an integral part in patient care in the Bavarian region of Germany.

The BSD-2000/3D/MR is an integration of the world’s most advanced hyperthermia therapy system with magnetic resonance imaging. It introduces a revolutionary new use of magnetic resonance imaging, expanding MRI utilization from its traditional role in diagnostic imaging to imaging of treatments in progress. The magnetic resonance images are color graded to reflect temperature changes in the cancerous region during deep hyperthermia therapy. The BSD-2000/3D/MR was developed with the collaborative effort of Siemens Medical Solutions AG, although BSD Medical holds all commercial rights to the hyperthermia system and the license to an NIH patent related to these techniques. The Erlangen system will mark the third BSD-2000 system used with integrated MRI capability adopted by prestigious educational institutions in Germany, following the BSD-2000/3D/MR systems installed at the Grosshadern University Medical School and the Berlin Charite University Medical School

The Department of Radiation Oncology of the Erlangen University Medical School operates an extensive hyperthermia program for clinical tumor treatment using a BSD-500 hyperthermia system for superficial and interstitial tumor treatment as well a BSD-2000/3D deep regional hyperthermia system for pelvic and abdominal tumor treatment. The addition of the BSD-2000/3D/MR will further enhance their treatment facility and is intended for treatment of a wide range of patients, including patients with sarcoma, cervix, and bladder cancer and other deep tumors, as well as pediatric cancer patients. The new system will therefore be equipped with an innovative array of cylindrical MR compatible applicators: the Sigma Eye MR applicator for the treatment of adults, the Sigma 40 MR applicator for the treatment of small adults and older children and the Sigma 30 MR applicator for the treatment of small children down to the age of 3 years. The new system will build upon the successes shown in the treatment of pediatric patients suffering from germ cell tumors and soft tissue sarcomas at the Düsseldorf University Medical School’s Department of Pediatric Oncology. Their results were a prominent part of the clinical accomplishments reported by the World Congress of Hyperthermia held in St Louis in 2004.

The Department of Radiation Oncology of the Erlangen UMS is headed by Rolf Sauer MD, the editor of the longest running scientific publication in radiation oncology, “Strahlentherapie und Onkologie”. Prof. Sauer was the Chairman of the Erlangen University Medical School from 1996 until 2006. Prof. Sauer was recently awarded the Order of Merit of the German Republic, the German Cancer Award, and he is also an honorary member of the RSNA Radiological Society of North America.

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown highly promising results from the use of hyperthermia therapy in combination with some chemotherapy agents, as well as for tumor reduction prior to surgery. For further information about BSD Medical visit the company’s website at www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

#####